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                                                                     Exhibit 8.1

                                  212-450-4000




                                                    December __, 2000



FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

     We have acted as counsel for FedEx Corporation, a Delaware corporation ("FedEx"), in connection with (i) the tender offer to be made by FDX, Inc., a wholly owned subsidiary of FedEx ("Merger Sub") (the "Offer"), to purchase up to 50.1% of the outstanding common stock of American Freightways Corporation, an Arkansas corporation ("American Freightways"), and (ii) the proposed merger of American Freightways with and into Merger Sub (the "Merger"), in each case pursuant to the Agreement and Plan of Merger dated as of November 12, 2000 (the "Merger Agreement") by and among FedEx, Merger Sub and American Freightways. In the Merger, remaining shareholders of American Freightways will receive shares of common stock of FedEx as consideration. Reference is made to the registration statement on Form S-4 of FedEx with respect to the FedEx common stock to be issued to the holders of the American Freightways common stock in connection with the Merger (the "Registration Statement").

     We hereby confirm that the discussion set forth under the caption "Certain Federal Income Tax Consequences of the Merger" (the "Opinion") in the prospectus of FedEx, which prospectus is a part of the Registration Statement (the "Prospectus"), constitutes our opinion.

     Our opinion is based on certain factual assumptions and certain other matters set forth in the Opinion. In providing the Opinion, we have also relied upon, among other things, (i) the Merger Agreement, (ii) the Prospectus and the Registration Statement, (iii) the representations and covenants made to us by FedEx, Merger Sub and American Freightways in their respective letters to us
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FedEx Corporation                     2                        December __, 2000


dated as of November 12, 2000, and (iv) such other documents as we have deemed necessary or appropriate for purposes of the Opinion.

     As stated in the Opinion, the qualification of the Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, is based on, among other things, the satisfaction of the factual assumptions that (i) the Offer and the Merger are completed under the current terms of the Merger Agreement, (ii) holders of American Freightways shares comprising no more than an insignificant number of shares exercise their dissenters' rights under applicable law, and (iii) the Merger is completed promptly after the Offer. The ability to satisfy such factual assumptions, and therefore the United States federal income tax consequences of the Offer and the Merger, depend in part on facts that will not be available before the completion of the Merger.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Prospectus under the captions "Certain Federal Income Tax Consequences of the Merger" and "Legal Matters". In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                                Very truly yours,